Exhibit 10.1

March 14, 2012

Dear Lori,

I am pleased to offer you the position of Executive Vice President, Human Resources for Conceptus, Inc. Your starting salary will be $22,500.00 per month, or $270,000.00 annually, subject to all Federal, State and other applicable taxes and withholdings, payable on bi-weekly basis. In this capacity, you will report directly to Keith Grossman, President and CEO. Should you accept this offer, you will begin work as a regular, exempt employee.

You will also be eligible to receive a bonus of up to 50% of your salary (pro-rated to your start date). The payout of the bonus is dependent upon the Company achieving its 2012 Goals and Objectives as well as you achieving your department Goals and Objectives. I will further discuss with you the bonus program upon your hire. Also, as part of this offer, you will be provided with a Change of Control Agreement provided to other executives at your level. In addition, your compensation package will be reviewed during the normal executive review time, which usually takes place in February.

The Company will grant to you stock-settled, stock appreciation rights (SARs) 100,000 shares of Conceptus, Inc. The terms of the stock appreciation rights are similar to stock options, but provide more flexibility in accordance with the Conceptus stock option plan. You will be given a copy of this plan at the time of your grant. According to the terms of that stock appreciation right, your exercise price will be set based on the market closing price of Conceptus on the grant date, which will be your first day of employment, and you will become 12.50% vested after 6 months of employment, and then 1/48th per month thereafter such that you will be fully vested at four years. Your vesting will commence as of your first day of employment with Conceptus.

This offer is subject to approval of the Conceptus Board of Directors.

As a regular employee of Conceptus, Inc., you will be eligible to participate in a number of Company sponsored benefits, which include: medical, dental, vision, life and long term disability insurance coverage. These benefits are effective the first day of your employment. You will also be eligible to join our 401(k) program and participate in our employee stock purchase plan.

Employment with Conceptus is for no specific period of time. As a result, either you or Conceptus, Inc. is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus’ personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written form signed by you and the President of the Company.

Your employment pursuant to this offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States, as well as completing a brief background check. Please provide the appropriate verification documents on your first day of employment.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter me. This offer, if not accepted, will expire at 12:00pm (noon) on March 22, 2012. We would expect your start date to be approximately March 26, 2012 or such other date as we mutually agree. Also, this offer is contingent upon completion of your reference checks as well as a background checks.

Lori, I look forward to having you join the Conceptus team, and know that you can make an enormous contribution to our success. If you have any questions, please call me.

Sincerely,

D. Keith Grossman

President and CEO

I have read and accept this employment offer.

/s/ Lori M. Ciano	March 26, 2012	March 26, 2012
Lori M. Ciano	Date	Start Date

Enclosures:	Change in Control Template
Proprietary Information and Inventions Agreement